EXHIBIT 3.1

EX-3.(I) ARTICLES OF INCORPORATION

ARTICLES OF INCORPORATION

In compliance with the requirements of Florida Statute Chapter 607, the undersigned, being a natural person, does hereby act as an incorporator in adopting and filing the following articles of incorporation for the purpose of organizing a business corporation.

ARTICLE I

The name of the corporation ("Corporation") is Laurie's Happy Thoughts, Inc.

ARTICLE II

The existence of the corporation shall begin on the date these Articles of Incorporation are files with the Secretary of State.

ARTICLE III

The street address of the principal office of the Corporation is 132 SW Oakridge Drive, Port St. Lucie, Florida 34984

ARTICLE IV

The maximum number of shares this Corporation is authorized to issue is One Hundred (100), all of which shall be Common Shares. All Common Shares shall be identical with each other in every respect and the holders of Common Shares shall be entitled to one vote for each share on all matters on which shareholders have the right to vote.

ARTICLE V

The initial street address of the Corporation's registered office is 10820 South US Highway One, Port St. Lucie, Florida 34952. The initial registered agent for the Corporation at that address is John A. Racin, P.A.. in the State of Florida shall be 4203 Federal Highway, Jensen Beach, Florida 34957. The Board of Directors may at any time move the principal office.

ARTICLE VI

The initial board of directors shall consist of two (2) members. The names and address of the persons who will serve on the initial board of directors are:

     NAME                    ADDRESS                         TITLE

Laurie McVey-Tow   132 SW Oakridge Drive           President
                   Port St.Lucie, Florida 34984

David Tow          132 SW Oakridge Drive           Vice-President, Treasurer and
                   Port St.Lucie, Florida 34984    Secretary


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ARTICLE VII

The name and street adresses of persons signing these articles of incorporation are:

     NAME                    ADDRESS

Laurie McVey-Tow   132 SW Oakridge Drive
                   Port St. Lucie, Florida 34984

ARTICLE VIII

The corporation shall indemnify its directors, officers, employees and agents to the fullest extent permitted by law.

The name and address of the initial resident agent of this corporations is:





IN WITNESS WHEREOF, the undersigned incorporator has executed these articles of incorporation this 18th of July 2002.

/s/ Laurie McVey-Tow
Name: Laurie McVey-Tow




ACCEPTANCE OF REGISTERED AGENT

Having been named to accept service of process for LAURIE'S HAPPY THOUGHTS, INC., at the place designated in the articles of incorporation, the undersigned is familiar with and concepts the obligations of that position pursuant to F.S.607.0501(3).


/s/ John A. Racin

Name: JOHN A. RACIN, P.A.
1850 S. US Highway One
Port St.Lucie, Florida 34952

Date: 18 July 2002


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